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                                                                    EXHIBIT 11.1

                                   SEEC, INC.

           COMPUTATION OF SHARES USED IN COMPUTING NET INCOME (LOSS)
                    PER COMMON AND COMMON EQUIVALENT SHARES

                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                                             YEARS ENDED MARCH 31
                                                                             --------------------
                                                                   1995              1996             1997
                                                                   ----              ----             ----
Weighted average number of common and common
      equivalent shares not subject to the provisions
      of SAB No. 83 - Common shares issued and
      outstanding                                               2,037,431         2,043,655        2,509,691
                                                              -----------       -----------       ----------


Common and common equivalent shares subject to the provisions of SAB No. 83:

Issuance of common stock to ERA Software Systems
      Private, Ltd. an affiliate, in connection with the
      acquisition of software rights                              226,305           226,305          226,305

Related party note holders in exchange for principal
      and accrued interest                                        184,198           184,198          184,198

Officers/shareholders in exchange for the outstanding
      balance of deferred compensation and accrued
      interest                                                     52,827            52,827           52,827

Related parties through private placements                         47,589            47,589           47,589

Unrelated third parties through private placements                163,836           163,836          163,836

Common stock equivalents consisting of stock options               64,859            64,859          113,751

Reduction in common and common equivalent shares
      through application of the treasury stock method           (153,219)         (153,219)        (262,170)
                                                               ----------        ----------       ----------
                                                                  586,395           586,395          526,336
                                                               ----------        ----------       ----------
Weighted average number of common and common
      equivalent shares outstanding                             2,623,826         2,630,050        3,036,027
                                                               ==========        ==========       ==========


Net loss applicable to common and common
      equivalent shares                                        $ (396,292)       $ (341,945)      $ (396,389)
                                                               ==========        ==========       ==========

Net loss per common and common equivalent
      share                                                    $     (.15)       $     (.13)      $     (.13)
                                                               ==========        ==========       ==========
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